Exhibit 10.8
NET LEASE
     This Net Lease (this “Lease”) is made and entered into as of May 23, 2007, by and between Ralston Building LLC, a Delaware limited liability company (“Lessor”), and infoUSA Inc., a Delaware corporation (“Lessee”).
     A. This Lease is made with reference to the real property (the “Premises”) in Ralston, Nebraska, commonly known as 5711 S. 86th Circle, Omaha, Nebraska 68127 and as legally described on Exhibit “A”, attached hereto.
     B. Lessor is desirous of leasing the Premises to Lessee and Lessee is desirous of leasing the same from Lessor upon the terms and conditions set forth below.
     NOW, THEREFORE, for valuable consideration Lessor hereby leases the Premises to Lessee and Lessee hereby leases the Premises from Lessor, upon the terms and conditions hereafter provided:
     1. Term. The original term of this Lease shall commence on May 23, 2007 (“Commencement Date”), and shall terminate on May 22, 2027 (“Original Term”). Subject to the condition that Lessee is not in default of the performance of any of the provisions of this Lease, Lessee shall have the option to renew this Lease for two (2) additional periods of five (5) years each (each such option period is hereinafter referred to as an “Extended Term”) subject to all the same terms and conditions contained herein. Lessee shall exercise said options by providing Lessor written notice not less than ninety (90) days prior to the expiration of the Original Term of this Lease or any Extended Term.
     Any reference in this Lease to “tenancy” or “term” shall include the Original Term and any Extended Term, as applicable.
     2. Rent. In consideration for the foregoing demise, the Lessee hereby covenants to perform the agreements hereby imposed, and to pay the Lessor as Base Rent for said Premises the sum of Eleven and 50/100 Dollars ($11.50) per square foot during the first five (5) years of this Lease (“Base Rent”). Base Rent shall be increased by ten percent (10%) every five (5) years during the term of this Lease. By way of example and not limitation, Base Rent shall be Twelve and 65/100 Dollars ($12.65) per square foot during the second five (5) year period of this Lease. In addition, Lessee agrees to pay Lessor $0.16 per square foot per year during the Original Term and any Extended Term as a reserve to cover necessary upgrades to the Premises (the “Replacement Reserve”). For purposes of determining Base Rent, the parties each acknowledge and agree that the Premises consists of 181,372 square feet, and therefore Base Rent plus Replacement Reserve during the first five (5) years shall be $176,233.00 per month. Base Rent and Replacement Reserve shall be paid monthly in advance, without notice, setoff, deduction or counterclaim, commencing upon the execution of this Lease, and on the first (1st) day of each successive month during the term hereof. Payments of Base Rent and Replacement Reserve for any fractional calendar month shall be prorated.
     3. Taxes. Lessee agrees to pay, as additional rent, all real estate taxes, assessments, water rates and other charges, general or special, of every kind which are assessed, or shall become payable upon the demised Premises during the term hereof. Lessor shall, at its option, have the right to pay, without the necessity of inquiring into the validity or legality thereof, any such impositions, and the amount so paid, including reasonable expenses incurred in connection therewith, shall be so much additional rent due from the Lessee to Lessor at the next rental payment date after such payment.
     4. Payment Provisions. All payments of Base Rent and Replacement Reserve and additional rent payable to Lessor shall be made at the following address or at such other location as Lessor may direct: 5711 S. 86th Circle, Omaha, Nebraska 68127. Additional rent relating to real estate taxes shall be paid in installments when due to Lessor, along with the Base Rent and Replacement Reserve payable hereunder. Lessor shall, from time to time, notify Lessee of any adjustments in the total of each payment necessitated by changes in the real estate taxes payable on the Premises and shall furnish Lessee with copies of any tax notices relating thereto for verification by Lessee. Lessor shall thereafter be responsible for remitting timely payment of such taxes to the appropriate taxing authorities.
     All payments to be made by Lessee hereunder, other than for Base Rent and Replacement Reserve and real estate taxes, shall be paid by Lessee directly to the charging body or authority. All such payments shall be made at least ten (10) days before finally due; provided, however, if any such payment may be made in installments, Lessee may pay the installments, together with any interest or additional charges thereon, as the same become due.
     If any payment of Base Rent and Replacement Reserve and additional rent is not received by Lessor on or before the tenth (10th) day of the month in which the same is due, a late payment charge in the amount of five percent (5%) of the payment then due, including taxes, shall be payable by Lessee. Said late payment charge shall be added to the delinquent rental and shall be immediately due and payable along with such rental.
     For purposes of this Lease, any reference to “rent” shall include both Base Rent and any additional rent payable to Lessor as set forth in this Lease, including, but not limited to, the Replacement Reserve.
     5. Use of Premises. During the term of this Lease, Lessee shall not use or suffer or permit any person to use the demised Premises or any building at any time situated upon such Premises for any use or purpose in violation of any laws or ordinances and Lessee shall keep the Premises and the improvements thereon in a clean condition and in a good state of repair.
     6. Utilities. Lessee will pay all charges for hookups, maintenance and monthly billings made against the demised Premises and the improvements thereon for all utilities during the term of this Lease. Lessor shall not be responsible or liable to Lessee for any loss or damage resulting to Lessee or its property from water, gas, steam, or the bursting, stoppage or leakage of pipes, or any utility outages.
     7. Insurance. Lessee shall maintain and deposit with Lessor during the term of this Lease, at Lessee’s sole cost and expense: a) policies of fire and extended coverage insurance and insurance against such other hazards as may be required by Lessor on the buildings and all other improvements located on the Premises in such an amount as may be requested by Lessor or its first mortgage lender with loss payable to Lessor, the first mortgage lender and Lessee as their interests may appear; b) a policy of comprehensive general liability insurance coverage with minimum limits of liability for bodily injury to one person or damage to property in the amount of One Million Dollars ($1,000,000). All such insurance policies shall be issued by insurance companies acceptable to Lessor and Lessor’s first mortgage lender and shall contain all additional terms required by Lessor’s first mortgage lender. Lessee shall obtain a written obligation on the part of each insurance company to notify Lessor at least thirty (30) days prior to cancellation of any such insurance.
     If Lessee shall, at any time, neglect to maintain the above insurance, Lessor may procure or renew such insurance and the amount so paid therefor, including reasonable expenses, shall be considered to be additional rent due to Lessor from Lessee.
     8. Fire or Other Casualty. Lessee agrees that in the event of damage or destruction to the Premises or improvements thereon by any cause whatsoever, Lessee will at its expense proceed immediately to restore them to the same or equivalent condition, status and value that they were in, or required to be kept in before such destruction or damage. Lessor agrees to make available to Lessee the net proceeds from any insurance to the extent necessary and to the extent permitted by Lessor’s lender. Before any repair or restoration work is undertaken, Lessor’s lender shall approve of same in writing and Lessor shall have the right to request and receive a copy of the plans and specifications and a certificate as to the probable cost of the work, to be furnished by the general contractor or other contractors who will do the work. Title to all improvements made by the Lessee hereunder shall immediately vest in Lessor, subject only to this Lease. Lessee expressly agrees that its obligations hereunder, including the obligation to pay rent, shall continue as though the Premises had not been damaged or destroyed and without abatement, suspension, diminution or reduction of any kind.
     9. Eminent Domain. If all or substantially all of the Premises shall be appropriated or condemned by any public authority in the exercise of its right of eminent domain, this Lease shall terminate (with respect to only the portion of the Premises condemned) as of the date such taking shall occur. If any taking of any part of the Premises occurs which would render the Premises unsuitable for the business then being conducted by Lessee, then the term of this Lease, at the option of Lessee exercised by giving written notice to the Lessor within sixty (60) days after the date of such taking, shall terminate as of the date of such taking. In the event of a taking of any part of the Premises which is not extensive enough to render the Premises unsuitable for the business then being conducted by Lessee, then Lessor, to the extent possible, shall promptly restore the Premises to a condition comparable to its condition immediately prior to such taking (less the portion lost in the taking) and this Lease shall continue in full force and effect. In the event that this Lease shall not terminate upon any taking of all or any part of the Premises, there shall be an equitable reduction in Base Rent with respect to the Premises.
     Except as otherwise herein specifically provided, Lessor or its first mortgage lender shall be entitled to all awards and proceeds payable by reason of any taking, whether full or partial, as damages or otherwise. Lessee hereby expressly waives any right or claim to any part thereof and assigns to Lessor its interest therein; provided, however, that where such taking results in a termination of this Lease as to all or any part of the Premises, then Lessee shall be entitled to that portion, if any, of an award made to, or for the benefit of, Lessee, specifically for the cost of removal of trade fixtures. Lessee shall have no claim against Lessor for the value of the unexpired term of the Lease as to the part of the Premises taken. Nothing contained herein shall be construed to preclude Lessee from prosecuting any claim directly against the condemning authority in any condemnation proceedings; provided, however, that no such claim shall diminish or otherwise adversely affect Lessor’s award or the award of any mortgage lender.
     10. Maintenance. The Lessee agrees to maintain the building(s), and improvements now or hereafter erected on the Premises, and to keep the same in good order and condition,

except for ordinary wear and tear, and shall promptly, and at Lessee’s own cost and expense, make all necessary repairs, whether exterior or interior, structural or non-structural, ordinary and extraordinary, foreseen and unforeseen, to all parts of the same. When used in this Lease, the term “repairs” shall include replacements or removal, when necessary, and all such repairs shall be equal in quality and class to the original work.
     Lessee will not, at any time, permit any mechanics’, laborers’, or materialmen’s liens to be filed against the Premises for any labor or material furnished to Lessee or claims to have been furnished to Lessee or to Lessee’s agents, contractors or sublessees, in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of, Lessee. Lessor shall not be required to make any expenditures whatsoever in connection with maintenance of the Premises under this Lease or to make any repairs or to maintain the Premises in any way. Lessee shall pay and promptly discharge, at Lessee’s sole cost and expense, all such liens.
     Notwithstanding the foregoing and provided that Lessee is not in default under the terms of this Lease, Lessee may submit for capital expenditures for repairs and replacements to the Premises to Lessor for reimbursement against the Replacement Reserve (other than leasehold improvements) in increments of no less than $2,500 upon delivery by Lessee of copies of paid invoices (or with respect to requests in excess of $10,000, unpaid invoices) for the amounts requested and a certification from Lessee stating: (a) the nature and type of the related replacement or repair, (b) that the related replacement or repair has been completed in a good and workmanlike manner and (c) that the related replacement or repair has been paid for in full (or, with respect to requests in excess of $10,000, will be paid for in full from the requested disbursement) and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the work that is the subject of the payment request and/or other evidence reasonably requested by Lessor to demonstrate proper completion of the related repair and replacement and the cost to Lessee to demonstrate proper completion of the related repair and replacement and the cost to Lessee thereof. Any disbursement by Lessor hereunder for a capital item in excess of $10,000 and not already paid for by Lessee may at Lessor’s option be made by joint check payable to Lessee and the applicable contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with such capital item. Lessor may require an inspection of the Premises at Lessee’s expense prior to making a disbursement in excess of $10,000 in order to verify completion of replacements and repairs for which reimbursement is sought.
     11. Fixtures and Equipment. It is specifically understood and agreed that Lessee shall own any and all equipment or machinery installed in the Premises by Lessee at its expense, and Lessee may, at any time, remove the same from the Premises, except heating, lighting and building air conditioning equipment and anything constituting a permanent installation and part of the building(s). Lessee shall make any structural or other repairs necessary as a result of the removal of any equipment or machinery. All such repair work shall be acceptable to and approved by Lessor.
     12. Alterations. Lessee may make such alterations, additions, installations, changes and improvements in the building(s) upon the demised Premises as may be necessary for Lessee’s purposes, provided such alterations, additions, installations, changes and improvements shall not change the use and nature of the Premises or improvements, and provided Lessor shall approve of the same in writing prior to commencement of any such work. Should any alterations, additions, installations, changes and improvements in or to the Premises be required during the term hereof by any governmental authority or under or by virtue of any law, ordinance or regulation, the same shall be made by and at the cost of Lessee.
     13. Assignment and Subletting. Lessee shall not sublet or assign all or any portion of the Premises without the prior written consent of Lessor, which may be withheld in its sole discretion.
     14. Bankruptcy. If Lessee shall be declared insolvent or bankrupt, or if any assignment of the Lessee’s property shall be made for the benefit of creditors or otherwise, or if the Lessee’s leasehold interest herein shall be levied upon under execution, or seized by virtue of any writ of any court of law, or a Trustee in Bankruptcy or a Receiver be appointed for the property of the Lessee, whether under the operation of State or Federal statutes, then and in any such case, Lessor may, at its option, immediately with or without notice, said notice being expressly waived, terminate this Lease and immediately retake possession of said Premises without the same working any forfeiture of the obligations of the Lessee hereunder.
     15. Default by Lessee. Except for Lessee’s failure to pay Base Rent or any additional rent, which shall constitute a default for which no notice is required, Lessor shall give Lessee written notice of any other default by Lessee in the performance of any obligation to be kept or performed by Lessee. If such default continues for a period of thirty (30) days with respect to said default after written notice from Lessor specifying such default, or immediately upon default in the case of Lessee’s failure to pay Base Rent or any additional rent, Lessor may thereafter without further notice or demand, enter onto the Premises and take full and absolute possession thereof, without such re-entry causing a forfeiture of the rent to be paid or the covenants to be performed by Lessee hereunder for the full term of this Lease and may thereafter lease or sublease the Premises for such rent as Lessor may reasonably obtain, crediting Lessee with the rent so obtained after deducting the costs Lessor reasonably incurs by such re-entry, leasing or subleasing, or the Lessor, at its election, may terminate this Lease and re-enter and take full and absolute possession of the demised Premises free from any further right or claim by Lessee.
     16. Condition of Premises Upon Surrender. At the expiration of the Lease, Lessee will quit and surrender the Premises in as good state and condition as when received, reasonable wear and tear excepted. In the event Lessee alters, remodels and/or improves said Premises in accordance with its rights hereinbefore granted, it shall not, at the expiration of said Original Term or expiration of any Extended Term be required to restore the same to the condition said Premises were in when Lessee took possession, but Lessee may surrender the same in their altered, remodeled and/or improved condition without any further liability provided that the use and nature of the Premises has not been diminished.
     17. Holding Over the Premises. In the event Lessee continues to occupy the Premises after the expiration of the term hereof, then such occupancy shall create a tenancy at will only, and shall in no event be deemed a renewal of this Lease, and either party may terminate said tenancy at will upon notice to the other party in accordance with the laws of the State of Nebraska. During such tenancy at will, Lessee shall pay Base Rent for said Premises in the amount of 1.25 times the Base Rent it was obligated to pay during the last month of the preceding tenancy.
     18. Subordination, Attornment and Other Assurances. Lessor reserves the right to place liens and encumbrances on the Premises superior in lien and effect to this Lease. This Lease, and all rights of Lessee hereunder, shall, at the option of Lessor, be subject and subordinate to any liens and encumbrances now or hereafter imposed by Lessor upon the Premises or the building(s) or any part thereof, and Lessee agrees to execute, acknowledge and deliver to Lessor, upon demand, any and all instruments that may be necessary or proper to subordinate this Lease and all rights of Lessee herein to any such lien or encumbrance as may be required by Lessor. This paragraph shall not be construed to require Lessee to subordinate its interest hereunder to any party, including a third party purchaser, unless such party is a bona fide lender with which Lessor is negotiating refinancing of the Premises.
     In the event any proceedings are brought for the foreclosure of any mortgage on the Premises, at such mortgage lender’s option, Lessee will attorn to the purchaser at the foreclosure sale and recognize such purchaser as the Lessor under this Lease. At such mortgage lender’s option, and so long as Lessee is not in default of this Lease, Lessee shall have the right to remain in possession under the terms of this Lease, and Lessee shall execute such attornment and nondisturbance agreements as may be reasonably required by Lessor or any other purchaser or mortgage lender. In the event any foreclosure or other proceedings cause any interruption of Lessee’s quiet enjoyment of the Premises or breach of Lessor’s obligations hereunder, Lessor (but excluding any purchaser or mortgage lender) shall be liable to Lessee for any and all damages incurred by Lessee as a result thereof; provided, however, said damages shall not include loss of profits, loss of business or incidental, special or consequential damages of any nature whatsoever.
     Lessee agrees to execute and deliver such further assurances and other documents, including a new lease upon the same terms and conditions contained herein, confirming the status of the Lease, rent, absence of defenses and such other matters, as Lessor or any purchaser or mortgage lender may reasonably request.
     19. Estoppel Certificate. Lessee shall, without charge therefor, at any time and from time to time, within fifteen (15) days after written request therefor by Lessor, execute, acknowledge and deliver to Lessor a written estoppel certificate, in reasonable form, certifying to Lessor, any mortgagee, or any purchaser of the Premises or any other person designated by Lessor, as of the date of such estoppel certificate: (a) that Lessee is in possession of the Premises and has unconditionally accepted the same; (b) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and setting forth such modifications); (c) whether or not there are then existing any set-offs or defenses against the enforcement of any right or remedy of Lessor, or any duty or obligation of Lessee, hereunder (and, if so, specifying the same in detail); (d) that rent is paid currently without any offset or defense thereto; (e) the dates, if any, to which any rent has been paid in advance; (f) whether or not there is then existing any claim of Lessor’s default under this Lease and, if so, specifying the same in detail; (g) that Lessee has no knowledge of any event having occurred that authorized the termination of this Lease by Lessee (or if Lessee has such knowledge, specifying the same in detail); and (h) any other matters relating to the status of this Lease that Lessor or its mortgagee may request be confirmed, provided that such facts are accurate and ascertainable.
     20. Memorandum of Lease. Lessor agrees, upon Lessee’s request, to execute a Memorandum of Lease in a form mutually agreeable to the parties. Lessee may record the Memorandum of Lease at its expense following the effective date hereof, and in the event Lessee elects to record such a document, Lessee shall execute and record a termination of such Memorandum of Lease within a reasonable time (not to exceed thirty (30) days), following Lessor’s written request therefor following the expiration or earlier termination of the Lease. The provisions of this Lease shall control, however, in regard to any omissions from the

Memorandum of Lease or any provisions hereof which may be in conflict with the Memorandum of Lease.
     21. Successors. Subject to Section 13, this Lease shall bind and shall inure to the benefit of the successors and assigns of the respective parties, hereto.
     22. Indemnity. The Lessee covenants with the Lessor that the Lessor shall not be liable for any damage or liability of any kind or for any damage or injury to persons or property during the term of this Lease from any cause whatsoever, including but not limited to environmental matters, occasioned by reason of the use, occupancy and enjoyment of the demised Premises by the Lessee or any person thereon or holding under the Lessee. Lessee will indemnify and save harmless the Lessor from all liability whatsoever on account of any such damage or injury, and from all claims, liens and demands arising out of the use of the real estate, the building(s) and its facilities or any repairs or alterations which the Lessee may make upon the Premises.
     Lessee acknowledges and agrees that Lessor shall not be liable to the Lessee, or any employee, agent, invitee or licensee of the Lessee, for any injury, destruction or damage whatsoever to person, property or otherwise caused by the use or misuse, condition, maintenance or lack thereof, or by reason of any structural or other defect therein, including by way of specification and not by way of limitation, damage caused by gas, sewage, electric wires, plumbing, pipes, water, refrigeration, steam tanks, drains, fire, explosions, environmental matters or otherwise.
     23. Notices.
     a. Unless otherwise specified herein, all notices, demands, instructions and other communications required or permitted hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested and shall be deemed to be given for purposes of this Agreement in regard to registered or certified mail, three (3) days after mailing, and in regard to personal delivery, on the day that such writing is delivered, unless otherwise specified in the notice sent or delivered in accordance with the foregoing provisions of this paragraph, notices, demands, instructions or other communications in writing shall be given to or made upon the following parties at their respective addresses indicated below:
     If to Lessor:
Ralston Building LLC
5711 S. 86th Circle
Omaha, Nebraska 68127
Attn: Manager
     If to Lessee:
infoUSA Inc.
5711 S. 86th Circle
Omaha, Nebraska 68127
Attn: Chief Financial Officer
or at such other address as any of the parties may from time to time designate by written notice given as herein required. Rejection or refusal to accept, or inability to deliver because no notice of changed address was given, shall be deemed a receipt of such notice.
     24. Quiet Enjoyment. Lessee, upon paying the rent and performing all other terms, covenants and conditions of this Lease, shall and may peaceably and quietly have, hold, occupy, possess and enjoy the Premises during the Term of this Lease.
     25. Signs. Lessor shall have the right to place “For Rent” or “For Sale” signs upon any portion of the exterior of the Premises, which will not materially interfere with Lessee’s use of the Premises, at any time within one-hundred eighty (180) days prior to the expiration of the Original Term or any Extended Term.
     26. Entire Agreement. The parties declare that in entering into this Lease they relied solely upon the statements contained in this Lease, and fully understand that no agents or representatives have authority to, in any manner, change, add to or detract from the terms of the Lease, which constitutes the entire agreement of the parties.
     27. Amendments. This Lease may only be amended or changed by an instrument in writing signed by the Lessor and the Lessee.
     28. Governing Law; Venue. This Lease shall be governed by and construed in accordance with the laws of the State of Nebraska without regard to any choice of law rules. Any action to enforce the provisions of this Agreement, or arising from the actions of any party in connection therewith, shall be brought in the United States District Court for the District of Nebraska or in the Nebraska District Court in Sarpy County, Nebraska.
     29. Severability. In case any of the provisions of this Lease shall at any time be held by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect the remaining provisions of this Lease, and this Lease shall be construed and enforced as if all such illegal, invalid or unenforceable provisions had never been inserted herein.
     30. Headings. All headings are only for convenience and ease of reference and are irrelevant to the construction or interpretation of any provision of this Lease.
     31. No Waiver. The failure by any party to insist upon the strict performance of or to seek remedy of, any one of the terms or conditions of this Agreement or to exercise any right, remedy or election set forth herein or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but such item shall continue and remain in full force and effect. All rights or remedies of the parties specified in this Agreement and all other rights or remedies that they may have at law, in equity or otherwise shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy of the parties.
     32. Lessor Liability. Not withstanding anything to the contrary herein, neither Lessor, nor any director, officer, member, trustee or director, indirect beneficial owner of Lessor or of any parent or other affiliate of Lessor shall have any personal liability with respect to any provision of this Lease, or any obligation or liability arising hereunder or in connection herewith, and none of their assets (other than the Premises) shall be subject to levy, execution or other judicial process with the satisfaction of Lessee’s claims. Lessee shall look solely to the equity of the then owner of the Premises in the building and the real property (or if the interest of Lessor is a leasehold interest, Lessee shall look solely to such leasehold interest) for the satisfaction of any remedies of the Lessee in the event of a breach by Lessor of any of its obligations. Such exculpation of liability shall be absolute and without any exception whatsoever.
     33. Costs and Expenses. All costs and expenses that are incurred by Lessor (including reasonable fees for legal counsel) in connection with the enforcement of this Lease shall be paid by Lessee.
     34. Net Lease. Notwithstanding any other provision of this Lease, this Lease is a net lease and rent shall be paid without notice or demand. This Lease is intended to be, and shall be construed as, an absolutely net lease, whereby under all circumstances and conditions (whether now or hereafter existing or within the contemplation of the parties) the Base Rent shall be a completely net return to Lessor throughout the term of this Lease; and Lessee shall pay any and all expenses, costs, obligations and charges whatsoever which shall arise or be incurred or shall become due, during the term of this Lease, with respect to or in connection with, the Premises and the operation, management, maintenance and repair thereof.
[The Remainder of this Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

Ralston Building LLC, a Delaware limited liability company

By:	/s/ Stormy L. Dean

Name:	Stormy L. Dean
Title:	Chief Financial Officer

infoUSA Inc., a Delaware corporation

By:	/s/ Stormy L. Dean

Name:	Stormy L. Dean
Title:	Chief Financial Officer
Net Lease-Ralston
Signature Page

EXHIBIT “A”
LEGAL DESCRIPTION